Exhibit 3.1

CERTIFICATE OF INCREASE

OF

SHARES DESIGNATED

AS

SERIES A JUNIOR PARTICIPATING PREFERRED STOCK

*  *  *  *  *

Pharmacopeia, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify:

That a Certificate of the Designation, Preferences and Rights of the Series A Junior Participating Preferred Stock was filed in said office of the Secretary of State on April 8, 2004.

That the Board of Directors of said Corporation at a meeting held on April 30, 2008 duly adopted a resolution authorizing and directing an increase in the number of shares designated as Series A Junior Participating Preferred Stock of the Corporation, from five thousand (5,000) shares to ten thousand (10,000) shares, in accordance with the provisions of section 151 of the General Corporation Law of the State of Delaware.

This Certificate of Increase of Shares shall be effective upon filing.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by Stephen C. Costalas, its Executive Vice President, General Counsel and Secretary, this 1st day of May, 2008.

PHARMACOPEIA, INC.

By:	/s/ Stephen C. Costalas
Stephen C. Costalas
Executive Vice President, General
Counsel and Secretary